Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:

Marissa Sullivan

msullivan@oneillandassoc.com

617-646-1067

HarborOne Bank Announces New Board Member

William A. Payne becomes newest board member at HarborOne Bank

William A. Payne

(Brockton, MA) – March 27, 2017 – HarborOne Bank announced today it has named William A. Payne as its newest board member effective March 22, 2017.  Mr. Payne has also joined the board of HarborOne Bancorp, Inc., and HarborOne Mutual Bancshares, the Company’s mutual holding company parent.

Mr. Payne is a principle and co-founder of PRW Wealth Management, LLC, an independent Registered Investment Advisor serving the planning needs of both the mid-market corporate marketplace and high net worth individuals and families. The firm develops, implements and monitors customized plans for clients focused in the areas of wealth accumulation and transfer, as well as in tax and estate planning.

“We are excited to welcome Bill Payne as the newest member of our board,” said CEO James W. Blake. “Bill has built an excellent career in wealth management and we look forward to leveraging his considerable experience and expertise.”

Mr. Payne holds a Bachelor of Arts degree from Nyack College, a Master of Arts degree from Trinity University and a Masters in Financial Service degree from American College, in addition to holding the designations of Chartered Financial Consultant and Chartered Life Underwriter. Mr. Payne serves on several non-profit boards, including the Old Colony YMCA, where he has held numerous positions, including Board Chair. He and his wife Lynne reside in the town of Easton, MA.

About HarborOne Bank

With $2.4 billion in assets, HarborOne Bank is the largest co-operative bank in New England. HarborOne serves the financial needs of consumers, businesses, and municipalities throughout southeastern Massachusetts through its network of 14 full-service branches, two limited service branches, a commercial loan office in Providence, Rhode Island, and a residential lending office in Westford, Massachusetts. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to its Brockton and Mansfield locations. HarborOne is the parent company of Merrimack Mortgage, LLC, a full-service mortgage lender with 34 offices in Massachusetts, New Hampshire, Connecticut and Maine, and also does business in five additional states.

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